Exhibit 99.1

Rovi Corporation 2830 De La Cruz Blvd. Santa Clara, CA 95050 (408) 562-8400 Main (408) 567-1800 Fax

Rovi Corporation Prices $400 Million of its 2.625% Convertible Senior Notes due 2040

Santa Clara, Calif.—March 12, 2010—Rovi Corporation (NASDAQ: ROVI) announced today that it has priced $400 million aggregate principal amount of 2.625% convertible senior notes due 2040. The notes will be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company also granted the initial purchasers of the notes an option to purchase up to an additional $60 million aggregate principal amount of notes solely to cover over-allotments. The sale is expected to close on March 17, 2010, subject to customary closing conditions.

The notes will be convertible, subject to certain conditions, into cash up to the principal amount of the notes and, with respect to any excess conversion value, into shares of the Company’s common stock. The initial base conversion rate of 21.1149 shares per $1,000 principal amount of notes (equivalent to a base conversion price of approximately $47.36 per share), subject to adjustment on the occurrence of specified events.

The notes will be unsecured, unsubordinated obligations of Rovi Corporation, and interest will be payable semi-annually in cash at a rate of 2.625% per annum, and will be convertible upon satisfaction of certain conditions. The Company estimates that the net proceeds from the offering will be approximately $387.4 million after deducting initial purchasers’ discounts and estimated offering expenses. The notes will mature on March 15, 2040, and will first become redeemable by the Company, and can be put to the Company by holders thereof, on February 20, 2015.

Subject to the completion of the note offering, the Company will use (i) approximately $159.6 million of the net proceeds of the offering to pay down all outstanding amounts under its senior secured credit facility, (ii) up to $100 million of the net proceeds of the offering to repurchase shares of its common stock in negotiated transactions with institutional investors, through one or more of the initial purchasers as its agent, and (iii) up to $75 million of the net proceeds of the offering to repurchase a portion of its outstanding 2.625% convertible senior notes due 2011 in negotiated transactions with institutional investors, through one or more of the initial purchasers as its agent, in each case, concurrently with the offering. In connection with any repurchases of the 2011 notes, the Company may also repurchase a portion of the warrants issued, and unwind a corresponding portion of the call option purchased, in connection with the issuance of the 2011 notes. Following the offering, the Company may from time to time purchase additional shares of its common stock pursuant to its stock repurchase program or make open market purchases of the 2011 notes, and will use the remaining net proceeds for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Rovi Corporation’s common stock into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.